Simple Alternatives, LLC

Code of Ethics

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A.	Introduction

Simple Alternatives LLC (“SA”) has adopted a Code of Ethics that sets forth a standard of business conduct that SA requires of all its Supervised Persons. Each Supervised Person must confirm that they have read and understand the Code on commencement of employment (and whenever it is materially amended), and abide by the rules set out in the Code. Failure to comply with the Code may result in disciplinary action, up to and including dismissal.

B.	Definitions

The following definitions are used in the Code of Ethics.

“Access Person” means any of SA’s Supervised Persons:

(i)	who is a director or officer of SA;

(ii)	who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Covered Mutual Fund; or

(iii)	who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

“Automatic Investment Plan” means a program in which regular periodic purchases or withdrawals are made in or from investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Covered Mutual Fund” (for Access Persons) means any form of collective investment including unit trusts, open ended investment companies, and unit linked funds that:

•	is a U.S. mutual fund where SA or an affiliate acts as adviser or sub-adviser to the fund; or

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•	is a non-U.S. registered mutual fund, unit trust or other form of collective scheme, regardless of whether or not SA or an affiliate acts an adviser, sub-adviser or manager of the fund.

“Direct or Indirect Beneficial Interest” of securities means any securities in which the Access Person can profit from or share in any profit derived from a transaction in these securities. The term beneficial interest has a very specific meaning in U.S. law. In particular, this means a person is refutably deemed to have a beneficial interest in any securities transactions executed by their immediate family, living in the same household. Access Persons must therefore report all transactions of immediate family living in the same household, unless they can show to the Chief Compliance Officer or other designated personnel that they do not have a beneficial interest. Immediate family includes child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and any adoptive relationships.

“Non-Access Person” means a Supervised Person who has not been designated as an Access Person.

“Supervised Person” is any officer, director (or other person occupying a similar status or performing similar functions), or employee of SA, or other person who provides investment advice on behalf of SA and is subject to the supervision and control of SA. The definition includes any employees designated as “dual employees” of SA.

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C.	Standards of Business Conduct

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

•	the interests of advisory clients must be placed first at all times;

•

all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Supervised Persons should not take inappropriate advantage of their positions; and

•	Supervised Persons must comply with applicable federal securities laws.

D.	Integrity and Honesty

Supervised Persons are expected to act with integrity and honesty in their dealings with clients and other parties with whom SA is connected and in all internal matters. This is an overriding principle that should govern employee actions and decisions.

The reputation of SA is dependent on the conduct of its individual Supervised Persons. If in doubt about any proposed actions or decisions, then Supervised Persons should consult their supervisor or the Compliance Officer.

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E.	Privacy and Confidentiality

Privacy Policy

All information provided to SA during the course of business, regardless of the method by which such information is obtained, is used solely for providing an asset management service to our clients. No client information is sold or provided to any unaffiliated company, other than third parties retained to provide necessary services to our clients (e.g. custodians, broker-dealers, accountants, lawyers and proxy voting service providers) as required by applicable law or as permitted by a client. SA is primarily an institutional investment manager and details relating to institutional clients are only used in marketing material with the prior consent of our clients.

We maintain physical, electronic and procedural safeguards that comply with federal standards to guard non-public personal information. We endeavor to ensure access to client information in all our offices is physically secure. In addition, we maintain strict IT security policies to ensure client information held in electronic format is secure.

Confidentiality

Information obtained through employment with SA must be used for the proper performance of each employee’s duties. Sensitive information must only be discussed within SA on a ‘need to know’ basis, and must never be discussed outside the company.

Supervised Persons have a duty to ensure the confidentiality of SA and client information. On joining SA, Supervised Persons are required to sign a declaration undertaking to protect the confidentiality of the company and client information or otherwise commit themselves to treating confidential information as such.

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F.	Personal Investment Trading

Introduction

SA has developed personal investment Trading rules that are designed to reduce the risk of actual or potential conflicts of interest with dealings on behalf of clients. All Supervised Persons are responsible for ensuring that they comply with these rules. More stringent rules are applied to persons who are deemed to be “Access Persons”. The Chief Compliance Officer is responsible for notifying those Supervised Persons when they have been designated as “Access Persons”. All remaining Supervised Persons are considered “Non-Access Persons”. Any breaches of these rules will be viewed as very serious and may result in disciplinary action up to and including dismissal.

Personal Trading Rules for Access Persons

1. Securities Covered by the Code

The personal trading rules apply to personal trading in all securities and certain unitized funds (‘Covered Mutual Funds’). Certain securities transactions are exempt from pre-clearance requirements but may be subject to reporting requirements.

Transactions in a security include, among other things, the purchase and sale of a security or the writing of an option to purchase or sell a security.

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2. Pre-clearance of Personal Securities Transactions

Personal Trading in equity securities or securities that derive their value from equity securities, except those listed as exempt in 2b, or are “de minimus” as defined by 3a, require prior authorization from the Chief Compliance Officer or other designated personnel prior to execution of the trade.

a) Securities that require pre-clearance include:

•	equities, futures contracts, options, warrants;

•

participation in any IPO’s (approval for investment in an IPO or private placement will generally not be granted unless the Compliance Department can determine that the investment opportunity does not present a conflict with any client);

•	any private placements or any investment in a private company;

•	participation in investment clubs;

•	contracts for difference or spread betting on specific securities;

•	transfers of shares out of an employee’s name e.g. transferring to a spouse or partner or giving shares as a gift; and

•	Tax sale Buy transactions (where a person sells a security and buys back the same security on the same day to realize a taxable gain).

•	In addition, pre-clearance is required for exchange traded funds (“ETF’s”) even though certain ETF’s technically qualify as registered open-ended investment companies.

If any employee is in doubt whether or not a particular type of trade requires approval, they should consult the Chief Compliance officer.

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b) Exempted Securities Transactions:

The following are types of transactions that are exempt from pre-clearance:

•

transactions which are non-volitional e.g. sales forced as a result of a take-over, shares received as gifts, bonus issues, free shares received on flotation of a public company e.g. when life companies demutualized and all policy holders were issued with free shares;

•	transactions effected pursuant to an Automatic Investment Plan (e.g. shares received instead of dividends);

•	purchases as a result of taking up a rights issue, provided the rights are available pro-rata to all holders of the class of securities;

•	transactions in fixed income securities currency transactions, commodities and indices; and

•	open-ended investment companies (mutual funds).

3. Personal Trading Procedures

The following procedures apply to equity securities and instruments that derive their value from equity securities (e.g. options, warrants, contracts for difference, etc.).

a) Procedures

all transactions must be pre-cleared unless the trade is “de minimus” (i.e. listed on the S&P AND less than $15,000);

•	approval to trade will have an expiration time the end of day following pre-clearance;

•

permission to execute a proposed personal trade in a security may be refused if SA has executed, or intends to execute material client trades in the same security, the same day as the employee and the employees’ trade would substantially affect the market price of the security.

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Trade Confirmations and Account Statements

Access Persons must provide to the Compliance Department copies of brokerage statements promptly at a minimum of no later than 60 days after the end of the applicable calendar quarter in which the transaction takes place, unless good cause is shown for the delay.

The brokerage statements must include the following information:

•

the date of the transaction, the title, the stock identification code (e.g. CUSIP number, exchange ticker symbol), interest and maturity date, number of shares and principal amount of each reportable security involved;

•	the nature of the transaction (i.e. purchase, sale or any other type of acquisition or deposition);

•	the price of the security at which the transaction was effected; and

•	the name of the broker with or through which the transaction was effected.

4. Reporting Requirements

The Compliance Department will request that Access Persons submit holdings reports for reportable securities in which the Access Person has, or acquires, a direct or indirect beneficial ownership. (Reportable securities are all securities except those listed in Section 4c below).

a) Initial Holdings Reports

The Compliance Department will require that every Access Person report the following information within ten days after the person becomes an Access Person. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

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the title and type of security, the stock identification code (e.g. CUSIP number, exchange ticker symbol), the number of shares and principal amount for each reportable security (i.e. including all reportable securities and covered mutual funds) in which the access person has any direct or indirect beneficial ownership;

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•	the name of any broker with which the access person maintains a brokerage account in which any securities are held for the direct or indirect benefit of the access person; and

•	the date the access person submits the report

b) Annual Holdings Reports

The Compliance Department will request that every Access Person must report at least once each 12 month period an annual securities holdings report. The information must be current as of a date no more than 45 days prior to the date the report was submitted. These reports must include all holdings in reportable securities and Covered Mutual Funds in which the Access Person has a direct or indirect beneficial interest.

The reports should include the following information:

•	investments in non-U.S. fixed income securities must be reported as part of the annual securities holding report; and

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each Access Person must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, each Access Person must certify annually that they have complied with requirements of the Code and that they have disclosed or reported all personal securities transactions (e.g. reportable securities and Covered Mutual Funds) that are required to be disclosed or reported pursuant to the requirements of the Code.

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c) Reporting Exemptions

Personal securities that are exempt from the above reporting rules are the following:

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U.S. registered open-ended investment funds (funds that are registered as investment companies under the U.S. Investment Company Act of 1940), unless SA or an affiliate has acted as an adviser, manager or sub-adviser to the fund. Transaction and holdings in any non-U.S. registered mutual fund is covered by these reporting obligations (i.e. such transactions and holdings must be reported even if SA or an affiliate has no relationship with the Fund);

•	direct obligations of the U.S. Government (e.g. U.S. Treasury Bills); and

•	U.S. bankers acceptances, U.S. bank certificates of deposit, U.S. commercial paper and U.S. short term debt instruments (less than 365 days);

•	shares issued by money market funds; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds, none of which is covered mutual funds.

SA’s Chief Compliance Officer or other designated personnel will review and monitor the personal securities transactions and trading patterns of all Access Persons.

1. Mutual Fund Trading

Supervised Persons are prohibited from engaging in any unethical mutual fund practices such as late trading and market timing. Late trading is defined as trading in a mutual fund after the official trading deadline. Market timing is when a person uses their knowledge of a fund to exploit arbitrage opportunities that arise when a funds valuation is based on market prices for the underlying securities that may be inaccurate or out of date.

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The following rule applies to transactions in Covered Mutual Funds:

•	Transactions in Covered Mutual Funds are not required to be pre-approved; but transactions in Covered Mutual Funds must be reported in line with the reporting requirements in Section 4 above.

Personal Trading Rules for Non-Access Persons:

Below are the personal trading rules for Non-Access Persons. The rules apply to any transaction where an employee is involved in the investment decision i.e. if a partner, spouse, child, etc. is dealing, and the employee is involved in the investment decision.

1. Securities Covered by the Code

The rules apply to personal trading in all securities and certain unitized funds (‘Covered Mutual Funds’). For the purpose of these rules, the term Covered Mutual Fund means any form of collective investment including mutual funds, unit trusts, unit linked funds or any other form of collective investment scheme that is managed, advised or sub-advised by SA.

2. Pre-Clearance of Personal Securities Transactions

All personal trading in equity securities or securities that derive their value from equity securities require prior authorization from the Chief Compliance Officer or other designated personnel prior to execution of the trade.

a) Securities that require pre-clearance include:

•	equities, futures contracts, options, warrants;

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•

participation in any IPO’s (approval for investment in an IPO or private placement will generally not be granted unless the Compliance Department can determine that the investment opportunity does not present a conflict with any client);

•	any private placements or any investment in a private company;

•	participation in investment clubs;

•	contracts for difference or spread betting on specific securities;

•	transfers of shares out of an employee’s name e.g. transferring to a spouse or partner or giving shares as a gift; and

•	Tax sale Buy transactions (where a person sells a security and buys back the same security on the same day to realize a taxable gain).

•	In addition, pre-clearance is required for exchange traded funds (“ETF’s”) even though certain ETF’s technically qualify as registered open-ended investment companies.

If any employee is in doubt whether or not a particular type of trade requires approval, they should consult the Compliance Department.

b) Exempted Transactions

The following are types of transactions that are exempt from the pre-clearance rules:

•

transactions which are non-volitional e.g. sales forced as a result of a take-over, shares received as gifts, bonus issues, free shares received on flotation of a public company e.g. when life companies demutualized and all policy holders were issued with free shares;

•	transactions effected pursuant to an Automatic Investment Plan ( e.g. shares received instead of dividends);

•	purchases as a result of taking up a rights issue, provided the rights are available pro-rata to all holders of the class of securities;

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•	transactions in fixed income securities, currency transactions, commodities and indices, and

•	open ended investment companies (mutual funds).

3. Personal Trading Procedures

The following procedures are for equity securities and instruments that derive their value from equity securities (e.g. options, warrants, contracts for difference, etc.):

all transactions must be pre-cleared unless the trade is “de minirnus” (i.e. listed on the S&P AND less than $15,000);

•	approval to trade will have an expiration time the end of day following pre-clearance;

•

permission to execute a proposed personal trade in a security may be refused if SA has executed, or intend to execute material client trades in the same security, the same day as the employee and the employees’ trade would substantially affect the market price of the security;

transfers of shares out of an employee’s name must be pre-approved e.g. transferring to partner or spouse, or giving shares as a gift.

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4. Reporting Requirements

Non-Access Persons who invest in a Covered Mutual Fund must report their transactions to the Chief Compliance Officer or other designated personnel promptly or no later than 30 days after the end of the applicable calendar quarter.

Non-Access Persons may be required to provide periodic statements of securities holdings at the discretion of the Chief Compliance Officer or other designated personnel.

5. Mutual Fund Trading

Supervised Persons are prohibited from engaging in any unethical mutual fund practices such as late trading and market timing. Late trading is defined as trading in a mutual fund after the official trading deadline. Market timing is when a person uses their knowledge of a fund to exploit arbitrage opportunities that arise when a fund’s valuation is based on market prices for the underlying securities that may be inaccurate or out of date.

The following rules apply to transactions in Covered Mutual Funds:

•	transactions in Covered Mutual Funds are not required to be pre-approved; but

•	Covered Mutual Fund transactions must be reported to Compliance no later than 30 days after the end of the applicable calendar quarter in which the transaction takes place.

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G.	Insider Trading

Supervised Persons may not trade in shares on their own behalf, on behalf of a relative or friend, or on behalf of SA at any time when they are in possession of material non-public information and/or price sensitive information. Equally, they are prohibited from passing on price sensitive information to any other employee or third party for the purposes of trading.

Under insider trading legislation, it is a criminal offence to trade in “price-affected” securities on a regulated market. Securities are “price-affected” where the inside information, if made public, would be likely to have a significant effect on the price of securities. This applies to all companies’ securities affected by the information whether directly or indirectly.

It is also a criminal offence to communicate unpublished price sensitive information to anyone who is not authorized to have it, or to act on such information. For this reason, if Supervised Persons receive an investment tip, it should not be acted upon, or passed on to another party, if the employee believes that it may be based on unpublished price sensitive information.

In summary, Supervised Persons of SA are prohibited from trading in a security where they are in possession of price sensitive information concerning the security, which is not generally available in the marketplace. Where Supervised Persons are in any doubt they should consult with the Chief Compliance Officer. These rules regarding insider trading continue to apply for six months following retirement/resignation. Breaches of this prohibition will be viewed as a very serious matter and may lead to dismissal in addition to any criminal charges, which may be brought against an individual by the relevant authorities.

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H.	Conflicts of Interest

Situations where personal interests conflict or appear to conflict with the interests of SA or its clients must be avoided. Supervised Persons should avoid situations where a conflict could arise between their own interests and the interests of SA or of any client.

External/Private Interests

Supervised Persons of SA are encouraged to participate actively in the communities where they live and work. SA is supportive of Supervised Persons who undertake work for, or accept positions in, organizations in their communities that are generally perceived to be of benefit to the community. However, in normal circumstances, Supervised Persons should not hold a position or have an outside interest that materially interferes with the time or attention that should be devoted to their work at SA. Where such an interest or position requires a non-trivial time commitment during normal business hours, the approval of the supervisor must be obtained in advance.

Business Involvement

Involvement in a business of any kind is regarded differently because of the conflicts of interest that can develop and the risks of over-commitment and consequent difficulties in withdrawing.

If Supervised Persons are considering involvement in a business, they should refer the proposal in advance to their supervisor and obtain approval in writing. Any financial transactions relating to these interests should be passed through separately designated and properly established personal bank accounts. Supervised Persons may not accept invitations to serve on the board of external companies without the prior approval of the President and the Compliance Officer.

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I.	Gifts, Sponsorship and Invitations

Gifts and Entertainment Received by Staff

Supervised Persons should accept no favors, gifts, entertainment, special accommodations, or other things of material value that could be deemed to influence or compromise their positions or any business decision by SA. SA staff may not accept gifts or entertainment exceeding $150 from one source without the prior approval of their supervisor and the Compliance Department.

Gifts and Entertainment Given to Clients

It is SA’s policy not to offer favors, gifts, entertainment or other things of value that could be viewed to affect a client’s ability to exercise independent judgement. Approval by the appropriate line manager must be obtained before a gift is given to clients and prospects. A register is maintained by the CCO that records the details of each gift provided.

J.	Reporting Violations

If a Supervised Person becomes aware of a violation of the personal investment dealing rules, or of any other rules within the Code, they should promptly consult the Chief Compliance Officer, or other designated personnel. Any reported violations will be dealt with in the strictest confidence. The Chief Compliance Officer will periodically review the reported violations.

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K.	Recordkeeping

SA will maintain the following records in a readily accessible location for a period of five years; the first two years in the office of SA:

•	A copy of each Code of Ethics that has been in effect during the past five years;

•	A record of any violation of the Code any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of written acknowledgements of receipts of the Code and amendments for each person who is currently, or within the past five years, was a Supervised Person;

•	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years, were Access Persons; and

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A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings (e.g. IPO’s and private placements) for at least five years after the end of the fiscal year in which approval was granted

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